UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 14)*


                           Mid-America Apartment Communities
                            ------------------------------
                                (Name of Issuer)

                                    COMMON
                               --------------------
                         (Title of Class of Securities)

                                   59522J103
                               --------------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                April 30, 2013
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemedto be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

SEC 1745 (12-02)




Schedule 13G (continued)

CUSIP No. 59522J103
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            514,062
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             789,773
-------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,773
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.85%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 59522J103
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            488,688
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             745,298
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       745,298
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.74%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 59522J103
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers Europe SPRL
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Belgium
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 25,374
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             44,475
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    44,475
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.10%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA, CO
-------------------------------------------------------------------------------


Schedule 13G (continued)


Item 1.

        (a)  Name of Issuer:
             MID AMERICA APARTMENT COMMUNITIES

        (b)  Address of Issuer's Principal Executive Offices:
             6584 POPLAR AVE
             SUITE 340
             MEMPHIS, TN 38138


Item 2.

        (a)  Name of Persons Filing:
               Cohen & Steers, Inc.
               Cohen & Steers Capital Management, Inc.
        (b) Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is:
               280 Park Avenue
               10th Floor
               New York, NY 10017
        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware corporation
               Cohen & Steers Capital Management, Inc: New York corporation
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:59522J103



Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of April 30,2013:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP  OF 5% OR LESS OF A CLASS
         YES

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., an investment advisor registered under
         Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., an investment advisor registered under
         Section 203 of the Investment Advisers Act.

Item 9   NOTICE OF DISSOLUTION OF GROUP:
         Not Applicable



Item 10  Certification

     By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 2013

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Senior Vice President,
                            Chief Compliance Officer
                            Cohen & Steers, Inc.
                            Cohen & Steers Capital Management, Inc.
                        ____________________________________________
                            Name and Title


                        Cohen & Steers Europe SPRL
                        By:

                        /s/ Joseph Houlihan
                        ---------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Cohen & Steers SPRL
                        ____________________________________________
                            Name and Title




                    JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)  promulgated under the Securities
Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto with respect to the Common Shares of DCT Industrial Trust Inc. and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts,all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 10, 2013.


                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Senior Vice President,
                            Chief Compliance Officer
                            Cohen & Steers, Inc.
                            Cohen & Steers Capital Management, Inc.
                        ____________________________________________
                            Name and Title


                        Cohen & Steers Europe SPRL
                        By:

                        /s/ Joseph Houlihan
                        ---------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Cohen & Steers Europe SPRL
                        ____________________________________________
                            Name and Title